Exhibit 99.1

Press Contact:

Jessie Brumfiel

805-686-8407

jbrumfiel@neoterragroup.com

CallWave Reiterates Non Infringement Position vs. J2 Global

Company Stipulates to Expedited Legal Process

Maintains J2’s Claims are Without Merit

SANTA BARBARA, Calif. – December 30, 2004 - CallWave announced today that it has agreed to a stipulation amending J2’s patent infringement claims to include additional patents, accelerate the legal process and reduce the cost of defending itself against J2’s baseless allegations. CallWave already is in possession of written opinions of counsel that it does not infringe the J2 patents.

“This amendment will consolidate and expedite the legal process, and will demonstrate sooner, and at lower cost to CallWave and the courts, that J2’s claims are completely without merit.” said David Hofstatter, President and CEO of CallWave.

“Importantly, J2’s filing now includes increasingly frivolous claims that further demonstrate a consistent pattern of abuse of the legal process by J2. We intend to vigorously defend ourselves, and believe not only that J2’s claims are without merit, but also that J2 has threatened and pursued litigation primarily to intimidate and coerce CallWave into detrimental business arrangements. J2 filed the current litigation in the midst of our successful initial public offering.”

About Callwave, Inc.

CallWave (NASDAQ: CALL) is a leader in VoIP enhanced services. The company provides VoIP application services on a subscription basis that add features and functionality to the telecommunications services used in mainstream homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing networks — landline, mobile, and IP — by adding software-based call-handling features, and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding CallWave Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Quarterly Report or Form 10-Q for the most recently ended fiscal quarter.

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